Exhibit 10.3

DIGITALGLOBE, INC.

2007 EMPLOYEE STOCK PLAN

Incentive Stock Option Award Agreement

You have been awarded an incentive stock option (the “Option”) to purchase Shares of DigitalGlobe, Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the DigitalGlobe, Inc. 2007 Employee Stock Option Plan (the “Plan”). You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option. This Award is conditioned on your electronic execution of this Award Agreement.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors or any Committee appointed by the Board to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).

1. Terms of Award. The material terms of the Option (including the number of Shares subject to the Option, the Grant Date, the exercise price, the vesting schedule and the Expiration Date) have been provided to you electronically or otherwise in writing.

2. Term of Option. The term of the Option will expire at 5:00 p.m. (M.D.T. or M.S.T., as applicable) on the Expiration Date.

3. Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan, using the exercise form required by the Committee. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 5 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.

4. Special ISO Provisions. This Option shall be treated as an incentive stock option (“ISO”) to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

5. Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

6. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement in the form required by the Committee (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company’s HR Manager or such other person designated by the Company in writing (including electronic delivery to the extent permitted by the Committee).

7. Restrictions on Transfer of Awards; Right of Repurchase. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. If the Committee permits any such transfer, any transferee shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

8. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes. In the event that any payment or benefit received or to be received by you pursuant to the Plan or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Code (or any successor provision), notwithstanding the other provisions of this Award Agreement, the Plan, or any other agreement or arrangement (but subject to any contrary provisions of any separate unexpired employment or other agreement between you and the Company), such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this section is paid to you, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Code Section 1274(b)(2)(B) (or any successor provision). The Company and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties. The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments.

9. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you generally shall be in writing and generally shall be delivered electronically, personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Any notice or communication required or permitted by any provision of this Award Agreement to be given by you must be in writing and delivered personally or by certified mail, return receipt requested, addressed to the Company’s HR Manager at its corporate headquarters. Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

10. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

11. Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 13 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code). Notwithstanding the foregoing, the Committee may, however, take the action permitted by Section 11 of the Plan without your written consent.

12. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

13. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

14. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

15. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

16. Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Options will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

17. Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; (iv) unless you have a written agreement signed by the Company’s President providing otherwise, you are an at-will employee who may be terminated at any time and for any or no reason; and (v) the Company would not have granted this Award to you but for these Acknowledgments and agreements.

18. Long-term Consideration for Award. By executing this Award Agreement you acknowledge the terms and conditions set forth in Section 23 of the Plan and that such terms are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Section 23 of the Plan, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in this Section 18 of this Award Agreement or Section 23 of the Plan, shall cause this Award to become null, void, and unenforceable. You further acknowledge and agree that the terms and conditions of this Section and Section 23 of the Plan shall survive both (i) the termination of your Continuous Service for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Options in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or Section 23 of the Plan or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)	recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company

19. Electronic Delivery. You hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company, the Plan, and the Shares via Company web site or other electronic delivery.

20. Governing Law. The laws of the State of Colorado shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

21. Definitions. For purposes hereof:

(i)

“Cause” shall have the meaning specified in your Employment Agreement or Severance Protection Agreement, if any. If there is no such Agreement, or if such Agreement does not define such term, “Cause” shall mean (a) conviction of a felony or a crime involving fraud or moral turpitude; (b) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs your ability to perform appropriate employment duties for the Company; (c) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company , including violation of a non-competition or confidentiality agreement; (d) willful failure to follow lawful instructions of the person or body to which you report; or (e) gross negligence or willful misconduct in the performance of your assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of your job objectives.

(ii)	“Good Reason” shall have the meaning specified in your Employment Agreement or Severance Protection Agreement, if any. If there is no such Agreement, or if such Agreement does not define such term, “Good Reason” shall mean your voluntary termination, upon thirty (30) days prior written notice to the Company, following the occurrence of any of the following, provided, that the Company has not cured such event within such thirty (30) days following the receipt of such notice: (a) a material reduction or change in your job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements; (b) any reduction of your base compensation; or (c) your refusal to relocate to a facility or location more than thirty (30) miles from your primary office as of the Grant Date.